Exhibit 99.1

Jabil Announces Board Transitions

Executive Chairman Mark T. Mondello and Directors Kathleen A. Walters and Jamie Siminoff to Depart the Board; Lead Director Steve Raymund Expected to Become Chairman

ST. PETERSBURG, Fla. – October 16, 2025 – Jabil Inc. (NYSE: JBL) today announced that Executive Chairman of the Board of Directors Mark T. Mondello and Directors Kathleen A. Walters and Jamie Siminoff will not seek re-election at Jabil’s Annual Meeting of Stockholders in January 2026.

Mondello, Walters, and Siminoff will continue to serve on the Board until the company’s Annual Meeting of Stockholders in January 2026.

Mondello will depart from the board and his role as executive chairman after 12 years of distinguished service on the board and 33 years with Jabil, including a decade as chief executive officer from 2013 to 2023. During his tenure, he was essential in shaping Jabil’s diversification strategy, which significantly broadened the company’s portfolio, accelerated growth and positioned Jabil as a global leader in manufacturing solutions.

Walters originally served as an independent director on Jabil’s Board of Directors from 2005 to 2011 and rejoined the board in 2019. Walters was an executive at Georgia-Pacific Corp. (GP) from 2004 until her retirement in June 2019, serving her last 12 years as executive vice president and group president, leading the consumer products group.

Siminoff joined Jabil’s Board of Directors in 2024, bringing valuable experience as an inventor and entrepreneur, best known as the founder of Ring. His departure follows his return to a full-time role at Amazon as vice president of product at Ring, which Amazon acquired in 2018.

Upon Mondello’s departure, Lead Director Steve Raymund is expected to assume the role of chairman of the board. “I am honored to be considered for this role,” Raymund said. “On behalf of the entire board, I want to express our deep appreciation to Mark, Kathy, and Jamie for their service and dedication to Jabil.”

About Jabil:

At Jabil (NYSE: JBL), we are proud to be a trusted partner for the world’s top brands, offering comprehensive engineering, supply chain, and manufacturing solutions. With over 50 years of experience across industries and a vast network of over 100 sites worldwide, Jabil combines global reach with local expertise to deliver both scalable and customized solutions. Our commitment extends beyond business success as we strive to build sustainable processes that minimize environmental impact and foster vibrant and diverse communities around the globe. Discover more at www.jabil.com.

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Investor Contact

Adam Berry

Senior Vice President, Investor Relations and Corporate Affairs

Adam_berry@jabil.com

Media Contact

Timur Aydin

Senior Director, Enterprise Marketing and Communications

publicrelations@jabil.com